Exhibit 99.1

3001 Deming Way Middleton, WI 53562-1431 P.O. Box 620992 Middleton, WI 53562-0992 (608) 275-3340

For Immediate Release	Investor/Media Contact: Kevin Kim 608-278-6148

Spectrum Brands Holdings Appoints Gautam Patel and Anne S. Ward to the Board of Directors

Appointment Adds Two Additional Independent, Highly Qualified, Diverse Directors
Middleton, WI, October 13, 2020 - Spectrum Brands Holdings, Inc. (NYSE: SPB; “Spectrum Brands” or the “Company”), a leading global branded consumer products and home essentials company focused on driving innovation and providing exceptional customer service, today announced the appointments of Gautam Patel and Anne S. Ward to its Board of Directors, each an independent, highly qualified, and diverse background candidate.
“We are very pleased to welcome Gautam and Anne as our new independent directors. They join our team during an exciting time as a home essentials company. We look forward to drawing on Gautam’s extensive knowledge in mergers and acquisitions, financings, and investments across a broad range of sectors and Anne’s extensive knowledge in personal care and home essential products across a broad range of consumer brands. Their backgrounds and experiences complement and enhance the skillset of our Board and provide additional resources to our management team. Their additions to our Board also reflect the dialogue we had with our shareholders and our commitment to having a highly skilled Board with a significant variety of expertise and experiences and diversity across race, gender, and ethnicity” said David Maura, Chairman and Chief Executive Offer of Spectrum Brands.
In addition, as part of the Company’s shareholder engagement program and its commitment to improved corporate governance, the Board also adopted a Board Diversity Policy. A copy of this policy can be found on the Company’s website at www.spectrumbrands.com under “Investor Relations-Corporate Governance Documents”.
Mr. Gautam Patel, age 48, serves as Managing Director of Tarsadia Investments, a private investment firm based in Newport Beach, California, which he joined in 2012. In that role, Mr. Patel has led a team of investment professionals to identify, evaluate, and execute principal control equity investments across sectors including life sciences, financial services, and technology. Prior to joining Tarsadia in 2012, Mr. Patel served as Managing Director at Lazard, where he led financial and strategic advisory efforts in sectors including transportation and logistics, private equity, and healthcare. Mr. Patel joined Lazard as an associate in 1999, after graduating from business school. From 1994 to 1997, Mr. Patel was an Analyst at Donaldson, Lufkin & Jenrette, where he worked on mergers and acquisitions as well as high-yield and equity financings. Mr. Patel is currently a Board Member of Amneal Pharmaceuticals (NYSE: AMRX) as well as several private companies including Kashiv Biosciences, Asana Biosciences, Prolong Pharmaceuticals, LERETA and AIONX Antimicrobial Technologies. Mr. Patel also serves on the board of Casita Maria Center for Arts and Education, a New York based non-profit organization which aims to empower children through arts based education. Mr. Patel received a B.A. from Claremont McKenna College, a B.S. from Harvey Mudd College, an MSc from the London School of Economics and an MBA from the University of Chicago.

Ms. Anne Ward, age 48, currently serves as the Chief Executive Officer of CURiO Brands, a privately-held consumer goods company that manufactures and sells a portfolio of personal care and home fragrance brands. She joined the company in April 2012 as the CEO of Thymes and subsequently led a merger with DPM Fragrance to form CURiO. Prior to CURiO, Ms. Ward founded The FORWARD Group, a consulting firm focused on developing growth strategies for mid-sized companies and key executives, and served as its CEO from July 2010 until April 2012. From October 2007 until July 2010, Ms. Ward was the President and Chief Operating Officer of Johnson Publishing Company where she led the Ebony, Jet and Fashion Fair Cosmetics business units. Prior to her role at Johnson Publishing Company, Ms. Ward served as an Assistant Vice President of marketing for The Coca-Cola Company from September 2006 until September 2007 leading growth strategies for Coca-Cola, Sprite, Dasani and other key brands. Ms. Ward also held several positions of increasing responsibility within manufacturing and brand management at Procter & Gamble between May 1994 and August 2006. She led well-established, global brands including Pampers and Clairol as well as consumer growth strategies for the Beauty division. Ms. Ward currently serves as a Board Member of Vanda Pharmaceuticals, Inc. (NASDAQ: VNDA). She holds a B.S. in Mechanical Engineering and Material Science from Duke University and an M.B.A. from Duke University’s Fuqua School of Business.

About Spectrum Brands Holdings, Inc.
Spectrum Brands Holdings, a member of the Russell 1000 Index, is a leading supplier of residential locksets, residential builders’ hardware, plumbing, shaving and grooming products, personal care products, small household appliances, specialty pet supplies, lawn and garden and home pest control products, and personal insect repellents. Helping to meet the needs of consumers worldwide, Spectrum Brands offers a broad portfolio of market-leading, well-known and widely trusted brands including Kwikset®, Weiser®, Baldwin®, National Hardware®, Pfister®, Remington®, George Foreman®, Russell Hobbs®, Black+Decker®, Tetra®, Marineland®, Nature’s Miracle®, Dingo®, 8-in-1®, FURminator®, IAMS® and Eukanuba® (Europe only), Digest-eeze™, Healthy-Hide®, Littermaid®, Spectracide®, Cutter®, Repel®, Hot Shot®, Black Flag® and Liquid Fence®. For more information, please visit www.spectrumbrands.com. Spectrum Brands – A Home Essentials Company.